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                                                                     EXHIBIT 5.1

                               February 2, 2001


(415) 393-8200                                                     C 56320-00005


LookSmart, Ltd.
625 Second Street
San Francisco, CA  94107

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by LookSmart, Ltd., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 612,628 shares of the Company's common stock, par value $0.001 per share (the "Shares"), issued by or to be issued by the Company to the former shareholders, option holders and warrant holders (the "Selling Shareholders") of Zeal Media, Inc., a California corporation ("Zeal"), pursuant to that certain Agreement and Plan of Merger, dated as of September 28, 2000, by and among the Company, LS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Zeal and Brian Goler as agent for the shareholders of Zeal (the "Merger Agreement").

     For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise identified to our satisfaction, of such documents, including the Merger Agreement, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

     On the basis of and in reliance upon the foregoing, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, we are of the opinion that the Shares have been duly authorized and when issued, delivered and paid for pursuant to and in accordance with the terms of the Merger Agreement, were or will be validly issued, fully paid and non-assessable.

     This opinion is limited to the present corporate laws of the State of Delaware and the present federal laws of the United States and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion as to matters involving the laws of any jurisdiction other than the State of Delaware and the United States. We are not admitted to practice law in the State of Delaware, but we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we considered necessary to render our opinion.
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     You have informed us that the Selling Shareholders may sell the Shares from time to time on a delayed basis. This opinion is limited to the laws referred to above as in effect on the date hereof and to all facts as they presently exist.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.


                              Very truly yours,


                              /s/ Gibson, Dunn & Crutcher LLP